EXHIBIT 99

Written Statement of the Chief Executive Officer/Chief Financial Officer of the Genzyme Surgical Products Corporation Savings and Investment Plan:

Pursuant to 18 U.S.C. Section 1350, I, the undersigned Chief Executive Officer/Chief Financial Officer of the Genzyme Surgical Products Corporation Savings and Investment Plan (the “Plan”) of Genzyme Corporation, hereby certify that the Annual Report on Form 11-K of the Plan for the year ended December 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition of the Plan.

/s/ Zoltan A. Csimma
Zoltan A. Csimma
Senior Vice President, Human Resources of
Genzyme Corporation and Plan Administrator
(equivalent to the Chief Executive Officer and Chief
Financial Officer) of the Genzyme Surgical
Products Corporation Savings and Investment Plan

June 26, 2003